VOXCOM HOLDINGS, INC.

                  Certificate of Designations, Preferences and
                            Rights of Preferred Stock
                     By Resolution of the Board of Directors


         We, Lawrence R. Biggs, Jr., President, and Donald G. McLellan, Secretary, of Voxcom Holdings, Inc., a corporation organized and existing under the General Corporation Law of the State of Nevada, in accordance with the provisions of Section 78.195 of the Nevada Revised Statutes thereof, DO HEREBY
CERTIFY:

         That, pursuant to authority conferred upon the Board of Directors by the Articles of Incorporation (or an amendment thereto) of said Corporation, said Board of Directors, at a meeting duly held on December 23, 1997, adopted a resolution providing for the issuance of a series of One Hundred Thousand (100,000) shares of Series A Preferred Stock, which resolution is as follows:

                  RESOLVED, that pursuant to the authority vested in the Board of Directors of this Corporation in accordance with the provisions of its Articles of Incorporation, effective as of December 23, 1997 a series of Preferred Stock of the Corporation be and it hereby is created, such series of Preferred Stock to be designated Series A Preferred Stock, to consist of up to 100,000 shares with a par value of $0.0001 per share and to have rights of redemption and prices at which shares of such series may be redeemed as set forth on Exhibit A to these minutes.







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         IN WITNESS WHEREOF, said Voxcom Holdings, Inc. has caused its corporate seal to be hereunto affixed and this certificate to be signed by Lawrence R. Biggs, Jr., its Chairman, and Donald G. McLellan, its Secretary this 23rd day of December, 1997.



                                       By:    /s/ Lawrence R. Biggs, Jr.
                                              --------------------------------
                                              Lawrence R. Biggs, Jr., Chairman



                                       By:    /s/ Donald G. McLellan
                                              --------------------------------
                                              Donald G. McLellan, Secretary


STATE OF TEXAS            )
                          )
COUNTY OF DALLAS          )

         On December 23, 1997 personally appeared before me, a Notary Public, Lawrence R. Biggs, Jr., Chairman, and Donald G. McLellan, Secretary, of Voxcom Holdings, Inc., who acknowledged that they executed the above instrument on behalf of said corporation.




                                                  /s/ Maurica Ferguson
                                                  -----------------------------
                                                  Notary Public, State of Texas
(Seal)



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                                    EXHIBIT A

                            SERIES A PREFERRED STOCK


         1. Voxcom  Holdings,  Inc.  (the "Company")  establishes  a  series  of
Preferred Stock pursuant to the authority contained in the Articles of Incorporation of the Company, to be known as Series A Preferred Stock, par value $0.0001 per share.

         2. There shall be authorized the issuance of up to 100,000 shares of Series A Preferred Stock.

         3. The issue price of Series A Preferred Stock shall be $100.00 per share (the "Issue Price"), issuable in exchange for conversion of indebtedness of like amount. No dividends shall be payable on this Series A Preferred Stock.

         4. In the event of any dissolution, liquidation or winding up of the Company, whether voluntarily or involuntarily, the holders of Series A Preferred Stock, without any preference among them, shall be entitled to receive in cash out of the assets of the Company, whether capital or surplus or otherwise, before any distribution of the assets shall be made to the holders of Common Stock, an amount equal to the aggregate Issue Price of their shares. After payment to the holders of the Series A Preferred Stock of the full preferential amounts hereinbefore provided for, the holders of Series A Preferred Stock will have no other rights or claims to any of the remaining assets of the Company, either upon distribution of such assets or upon dissolution, liquidation or winding up. The sale of all or substantially all of the property of the Company to, or the merger, consolidation or reorganization of the Company into or with, any other company, or the purchase or redemption by the Company of any shares of any class of its Preferred Stock or its Common Stock or any other class of its stock shall not be deemed to be a distribution of assets or a dissolution, liquidation or winding up for the purposes of this paragraph.

         5. The Company may, at its option, redeem the whole or any part of the shares of Series A Preferred Stock, and the redemption price thereof shall be equal to the Issue Price of the shares so redeemed. All such redemptions of Series A Preferred Stock shall be effected in accordance with any procedure for redemptions set forth in the General Corporation Law of the State of Nevada. Shares of Series A Preferred Stock which are redeemed shall be restored to the status of authorized but unissued shares.

         On or before the date fixed for redemption, the Company, if it elects to call such shares for redemption, shall provide for payment of a sum sufficient to redeem the shares called for redemption either (1) by setting aside the sum, separate from its other funds, in trust for the benefit of the holders of the shares to be redeemed, or (2) by depositing such sum in a bank or trust company as a trust fund, with irrevocable instructions and authority to the bank or trust company to give or complete the notice of redemption and to pay, on or after the date fixed for redemption, the redemption price on surrender of certificates evidencing the shares of Series A

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Preferred  Stock  called  for  redemption.  From and  after  the date  fixed for redemption, (a) the shares shall be deemed to be redeemed, (b) dividends thereon shall cease to accumulate, (c) such setting aside or deposit shall be deemed to constitute full payment of the shares, (d) the shares shall no longer be deemed to be outstanding, (e) the holders thereof shall cease to be shareholders with respect to such shares, and (f) the holders thereof shall have no rights with respect thereto, except the right to receive their proportionate shares of the fund set aside pursuant hereto or deposited upon surrender of their respective certificates. Any interest accrued on funds set aside pursuant hereto or deposited shall belong to the Company. If the holders of shares do not, within six (6) years after such deposit, claim any amount so deposited for redemption thereof, the bank or trust company shall upon demand pay over to the Company the balance of the funds so deposited, and the bank or trust company shall thereupon be relieved of all responsibility to such holders.

         6. Holders of the Series A Preferred Stock shall have no right to cause redemption of the Series B Preferred Stock by the Company.

         7. Holders of Series A Preferred Stock shall have no right to vote on any matters to come before a vote of the shareholders, except as provided below.

         8. The holders of shares of any and all series of Series A Preferred Stock outstanding on the record date for any such meeting of the shareholders shall be entitled to vote, as a single class, upon any proposed amendment to the Company's Articles of Incorporation, and their consent shall be required for any action of the Board of Directors, if such amendment or action would (i) increase or decrease the aggregate number of authorized shares of Series A Preferred Stock, (ii) increase or decrease the Issue Price of shares of Series A Preferred Stock, (iii) effect an exchange, reclassification or cancellation of all or part of the shares of Series A Preferred Stock, (iv) effect an exchange, or create a right of exchange, of all or any part of the shares of another class into shares of Series A Preferred Stock, (v) change the designations, preferences, limitations, or relative rights of any series of Series A Preferred Stock at the time outstanding in those respects in which the shares thereof vary from shares of other series or Series A Preferred Stock at the time outstanding, (vi) change the shares of Series A Preferred Stock into the same or a different number of shares, either with or without par value, of the same class or another class or classes, or (vii) cancel or otherwise affect accumulated but undeclared dividends on the shares of Series A Preferred Stock, and no such proposed amendment or action shall be deemed to have been adopted and approved without the affirmative vote or consent of holders of a majority of shares of Series A Preferred Stock then outstanding.

         9. Shares of Series A Preferred Stock shall not be convertible into any other security of the Company.





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